                              UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

            Information to be Included in Statements Filed Pursuant to Rules 13d-1(b) and (c) and Amendments Thereto Filed
                             Pursuant to 13d-2(b)

                              (Amendment No. 3)*

                     COMPASS PLASTICS & TECHNOLOGIES, INC.

          ----------------------------------------------------------
                               (Name of issuer)

                   Common Stock, par value $.0001 per share

          ----------------------------------------------------------
                        (Title of class of securities)

                                   203915103

                        ------------------------------
                                (CUSIP number)


                                 June 22, 2000

          ----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

----------------------                              -------------------------
  CUSIP No. 203915103              13G                   Page 2 of 10 Pages
----------------------                              --------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       J O Hambro Capital Management Limited
       No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                            (a) [_]
                                                               (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

        England
------------------------------------------------------------------------------
                         SOLE VOTING POWER
                     5.
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                         SHARED VOTING POWER
   BENEFICIALLY      6.
                               947,500
     OWNED BY
                   -----------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
       WITH          8.
                               947,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
             947,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10.   SHARES*

                                                                    [_]

------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
             19.4%

------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12.
             IA, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         ------------------
  CUSIP No. 203915103                  13G                    Page 3 of 10 Pages
---------------------                                         ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        J O Hambro Capital Management (Holdings) Limited
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                               947,500
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                               947,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                          947,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
             19.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
             HC, CO
------------------------------------------------------------------------------


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                ------------------------
  CUSIP No. 203915103                13G                Page 4 of 10 Pages
----------------------                                ------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Christopher Harwood Bernard Mills
         No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
          England
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                               947,500
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                               947,500
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     947,500
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
                     19.4%

------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12.
                     IN
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP No. 203915103                 13G                Page 5 of 10 Pages
-----------------------                                -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Oryx International Growth Fund Limited
        No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                               (a) [_]
                                                                  (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

          Guernsey (Channel Islands)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                               150,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                               150,000
------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     150,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
                     3.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
                     IV, CO
------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP No. 203915103               13G                   Page 6 of 10 Pages
-----------------------                                -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Consulta (Channel Islands) Limited
         No IRS Identification Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                               (a) [_]
                                                                  (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
            Guernsey (Channel Islands)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                               150,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                  0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                               150,000
------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
                     150,000
------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10   SHARES*

                                                                    [_]

------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
                     3.1%

------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
12.
                     IA, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO.3 TO
                           STATEMENT ON SCHEDULE 13G
                           -------------------------

     This Amendment No. 3 to Statement on Schedule 13G is filed on behalf of the parties to the Joint Filing Agreement (the "Filing Parties"), dated as of April 25, 2000, as previously filed with the Securities and Exchange Commission (the "SEC"). This amendment amends and restates Items 1 through 10 of the Statement on Schedule 13G filed on February 10, 1998, as amended by Amendment No. 1 filed with the SEC on February 16, 1999, and as further amended by Amendment No. 2 filed with the SEC on April 25, 2000.

  Item 1(a).  Name of Issuer:
              --------------

        Compass Plastics & Technologies, Inc. (the "Company").

  Item 1(b).  Address of Issuer's Principal Executive Offices:
              -----------------------------------------------

        15730 South Figueroa Street, Gardena, California 90248.

  Item 2(a).  Name of Person Filing:
              ---------------------

     This Statement is filed on behalf of the Filing Parties:

1. J O Hambro Capital Management (Holdings) Limited ("Holdings") is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. Holdings functions as the ultimate holding company for J O Hambro Capital Management.

2. J O Hambro Capital Management Limited ("J O Hambro Capital Management"), formerly named J O Hambro & Partners Limited, is a corporation organized under the laws of England with its principal office and business at 10 Park Place, London SW1A 1LP England. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and as investment adviser to Oryx as well as private clients.

3. Christopher Harwood Bernard Mills is a British citizen whose business address is 10 Park Place, London SW1A 1LP England. His principal employment includes service as executive director of NASCIT, as a director of J O Hambro Capital Management and Oryx, and as co-investment adviser to NASCIT.

4. Oryx International Growth Fund Limited ("Oryx") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Oryx is a closed-end investment company. J O Hambro Capital Management and Consulta serve as investment advisers to Oryx.

5. Consulta (Channel Islands) Limited ("Consulta") is a corporation organized under the laws of the Island of Guernsey with its principal office and business at Bermuda House, St. Julian's Avenue, St. Peter Port, Guernsey. Consulta is principally engaged in the business of investment management and advising and serving as investment manager of Oryx.

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               -----------------------------------------------------------

     The principal business address of the Filing Parties is c/o J O Hambro Capital Management Limited, Ryder Court, 14 Ryder Street, London SW1Y 6QB England.

Item 2(c).     Citizenship:
               -----------

     England

Item 2(d).     Title of Class of Securities:
               ----------------------------

     Common Stock, par value $.0001 per share.

Item 2(e).     CUSIP Number:
               ------------

     203915103

Item 3.        If the statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
               -----------------------------------------------------------------
               check whether the person filing is a:
               ------------------------------------

     Not Applicable.

Item 4.        Ownership:
               ---------

     The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties as of July 4, 2000 are as follows:

                                                           Number of        Number of
                                          Number of         Shares:        Shares: Sole
                        Aggregate       Shares: Sole        Shared          or Shared
       Filing           Number of         Power to         Power to         Power to         Approximate
       Party            Shares:             Vote             Vote           Dispose          Percentage*
-------------------  --------------  -----------------  --------------  -----------------  ---------------
Holdings                    947,500                  0         947,500            947,500            19.4%

J O Hambro                  947,500                  0         947,500            947,500            19.4%
Capital Management

Christopher H. B. Mills     947,500                  0         947,500            947,500            19.4%

Oryx                        150,000                  0         150,000            150,000             3.1%

Consulta                    150,000                  0         150,000            150,000             3.1%
----------------------------------------------------------------------------------------------------------


     * Based on 4,883,750 of Common Stock, par value $.0001 per share, outstanding as of June 14, 1999, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the quarter ended April 25, 1999.

Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

     As investment manager for Oryx, Consulta has the right to transfer and vote the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between Oryx and Consulta. As investment adviser to Oryx, J O Hambro Capital Management has the right to transfer the shares of Common Stock of the Company pursuant to an agreement dated as of February 16, 1995 between J O Hambro Capital Management and Consulta.

     As investment manager for certain of its private clients, J O Hambro Capital Management has the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.


Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         --------------------------------------------------------

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

     See Item 2(a).

Item 9.  Notice of Dissolution of Group:
         ------------------------------

     Not Applicable.

Item 10. Certification:
         -------------

     Not Applicable.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: July 12, 2000                  J O HAMBRO CAPITAL MANAGEMENT LIMITED


                                     By: /s/ R.G. Barrett
                                         ______________________________
                                     Name:  R.G. Barrett
                                     Title: Director


                                     Executed on behalf of the parties hereto pursuant to the Joint Filing Agreement previously filed.